Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS FOURTH QUARTER 2025 AND FULL YEAR 2025 RESULTS

Fourth Quarter 2025 Highlights
•Consolidated net sales of $506.9 million, an increase of 4% to the prior year
•Net sales increased across all three segments; 4% in Water Systems, 9% in Energy Systems, and 3% in Distribution
•Operating income was $51.6 million, an increase of 20% to the prior year, with operating margin of 10.2%
•GAAP fully diluted earnings per share (EPS) was $0.87, an increase of 21 percent
Full Year 2025 Highlights
•Consolidated net sales of $2.1 billion, an increase of 5% to the prior year
•Net sales increased across all three segments; 6% in Water Systems, 9% in Energy Systems, and 2% in Distribution
•Operating income was $269.0 million, an increase of 10% to the prior year, with operating margin of 12.6%
•The company terminated its US Pension Plan for a pre-tax settlement charge of $54.9 million ($41.5 million net of tax) and a full year EPS impact of approximately $0.91 per share net of tax
•GAAP fully diluted earnings per share (EPS) was $3.22; Adjusted fully diluted EPS was $4.14

Fort Wayne, IN – February 17, 2026 – Franklin Electric Co., Inc. today announced its fourth quarter and full year financial results for fiscal year 2025.

Fourth quarter 2025 net sales were $506.9 million compared to fourth quarter 2024 net sales of $485.7 million. Fourth quarter 2025 operating income was $51.6 million, compared to fourth quarter 2024 operating income of $43.0 million. Fourth quarter 2025 diluted EPS was $0.87, compared to fourth quarter 2024 EPS of $0.72.

Full year 2025 net sales were $2.1 billion compared to full year 2024 net sales of $2.0 billion. Full year 2025 operating income was $269.0 million, compared to full year 2024 operating income of $243.6 million. Full year 2025 diluted EPS was $3.22, compared to full year 2024 EPS of $3.86. Full year 2025 adjusted diluted EPS was $4.14, up $0.22 or 6 percent, compared to full year 2024.

“The fourth quarter marked a solid close to a strong year of growth, expanded margins, and strong overall execution. For the full year, results were supported by effective pricing actions, transformation initiatives, and continued progress on our strategic investments in innovation and targeted acquisitions. We also strengthened our operating capabilities with our efforts to expand and optimize our global manufacturing footprint, positioning Franklin Electric to better serve customers and support future growth,” commented Joe Ruzynski, Franklin Electric’s CEO.

“While macroeconomic conditions remain dynamic, we enter the new year with healthy order trends and a solid balance sheet with the flexibility to fuel our balanced approach to capital allocation. As we look ahead, our focus remains on driving profitable growth, expanding margins, and executing our strategic priorities to deliver long-term value for our shareholders,” concluded Mr. Ruzynski.

Segment Summaries

Water Systems net sales were $291.6 million in the fourth quarter, an increase of $12.0 million or 4 percent compared to the fourth quarter of 2024. Results were driven by the incremental sales impact of recent acquisitions, price realization and favorable foreign exchange, partially offset with lower volumes. Water Systems operating income in the fourth quarter of 2025 was $41.8 million. Fourth quarter 2024 Water Systems operating income was $35.6 million.

Distribution net sales were $161.6 million, an increase of $4.4 million or 3 percent compared to the fourth quarter of 2024. Sales increases were driven by higher volumes and price realization. The Distribution segment operating income in the fourth quarter 2025 was $5.3 million. Fourth quarter 2024 Distribution operating income was $0.5 million.

Energy Systems net sales were $74.7 million in the fourth quarter 2025, an increase of $5.9 million or 9 percent compared to the fourth quarter 2024. Sales increases were driven by higher volumes and price realization. Energy Systems operating income in the fourth quarter of 2025 was $22.6 million. Fourth quarter 2024 Energy Systems operating income was $24.7 million.

Cash Flow

The Company ended 2025 with a cash balance of $99.7 million, a decrease of $120.9 million compared to the end of 2024. Net cash flows from operating activities for 2025 were $238.9 million versus $261.4 million in the same period in 2024.

2026 Guidance

The Company expects its guidance for full year 2026 sales to be in the range of $2.17 billion to $2.24 billion and full year 2026 Adjusted Diluted EPS to be in the range of $4.40 to $4.60.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The fourth quarter 2025 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/twst9mwq

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register-conf.media-server.com/register/BI645ef453263f42b58d068091ae11f46d

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, February 24, 2026, through 9:00 am ET on Tuesday, March 3, 2026, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, changes in tariffs or the impact of any such changes on the Company’s financial results, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measure Adjusted Diluted EPS provides additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for Adjusted Diluted EPS; therefore, Adjusted Diluted EPS included in this release may not be comparable to similarly titled measures of other companies. Adjusted Diluted EPS is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule at the end of this release, except for forward-looking measures of Adjusted Diluted EPS where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the items that are excluded from the non-GAAP outlook measure.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be recognized in Newsweek’s lists of America’s Most Responsible Companies 2024, Most Trustworthy Companies 2024, and Greenest Companies 2025; Best Places to Work in Indiana 2024; and America’s Climate Leaders 2024 by USA Today.

Franklin Electric Contact:
Jennifer Wolfenbarger / Dean Cantrell
Franklin Electric Co., Inc.
InvestorRelations@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Net sales	$506,855	$485,745	$2,131,250	$2,021,341

Cost of sales	335,363	321,505	1,375,325	1,304,061

Gross profit	171,492	164,240	755,925	717,280

Selling, general, and administrative expenses	119,593	117,846	486,231	470,136

Restructuring expense	280	3,360	716	3,499

Operating income	51,619	43,034	268,978	243,645

Interest expense	(2,541)	(1,339)	(10,641)	(6,319)
Other income, net	71	630	585	1,339
Foreign exchange expense, net	(827)	(1,590)	(9,340)	(6,818)
Pension settlement income (loss)	319	—	(54,932)	—

Income before income taxes	48,641	40,735	194,650	231,847

Income tax expense	9,088	6,443	45,956	50,238

Net income	$39,553	$34,292	$148,694	$181,609

Less: Net income attributable to noncontrolling interests	(303)	(637)	(1,604)	(1,300)

Net income attributable to Franklin Electric Co., Inc.	$39,250	$33,655	$147,090	$180,309

Earnings per share:
Basic	$0.88	$0.73	$3.25	$3.92
Diluted	$0.87	$0.72	$3.22	$3.86

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 31, 2025	December 31, 2024
ASSETS

Cash and cash equivalents	$99,662	$220,540
Receivables (net)	247,511	226,826
Inventories	552,981	483,875
Other current assets	58,472	32,950
Total current assets	958,626	964,191

Property, plant, and equipment, net	252,164	223,566
Lease right-of-use assets, net	67,867	62,637
Goodwill and other assets	665,728	570,212
Total assets	$1,944,385	$1,820,606

LIABILITIES AND EQUITY

Accounts payable	$174,954	$157,046
Accrued expenses and other current liabilities	116,747	139,989
Current lease liability	20,518	18,878
Current maturities of long-term debt and short-term borrowings	31,827	117,814
Total current liabilities	344,046	433,727

Long-term debt	135,184	11,622
Long-term lease liability	46,481	43,304
Deferred income taxes	39,275	10,193
Employee benefit plans	22,833	29,808
Other long-term liabilities	29,541	22,118

Redeemable noncontrolling interest	1,657	1,224

Total equity	1,325,368	1,268,610
Total liabilities and equity	$1,944,385	$1,820,606

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Twelve Months Ended
(In thousands)
	December 31, 2025	December 31, 2024
Cash flows from operating activities:
Net income	$148,694	$181,609
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	62,875	56,073
Pension settlement loss, net of tax	41,454	—
Non-cash lease expense	22,489	21,438
Share-based compensation	13,196	12,061
Other	(445)	(13,327)
Changes in assets and liabilities:
Receivables	11,417	(17,045)
Inventory	(26,179)	10,889
Accounts payable and accrued expenses	(12,772)	15,285
Operating leases	(22,901)	(21,129)
Income taxes-U.S. Tax Cuts and Jobs Act	(4,837)	(3,870)
Other	5,887	19,369

Net cash flows from operating activities	238,878	261,353

Cash flows from investing activities:
Additions to property, plant, and equipment	(45,337)	(41,682)
Proceeds from sale of property, plant, and equipment	2,856	1,182
Acquisitions and investments	(114,664)	(5,201)
Other investing activities	20	73

Net cash flows from investing activities	(157,125)	(45,628)

Cash flows from financing activities:
Net change in debt	18,694	29,235
Payment of debt issuance costs	(974)	—
Proceeds from issuance of common stock	5,321	7,204
Purchases of common stock	(165,623)	(61,041)
Dividends paid	(49,999)	(46,876)
Deferred payments for acquisitions	(4,725)	(2,591)

Net cash flows from financing activities	(197,306)	(74,069)

Effect of exchange rate changes on cash and cash equivalents	(5,325)	(6,079)
Net change in cash and cash equivalents	(120,878)	135,577
Cash and cash equivalents at beginning of period	220,540	84,963
Cash and cash equivalents at end of period	$99,662	$220,540

Key Performance Indicators: Net Sales Summary

	Net Sales For the Fourth Quarter
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Energy	Distribution	Other/Elims	Consolidated
Q4 2024	$158.5	$44.3	$49.7	$27.1	$279.6	$68.8	$157.2	$(19.9)	$485.7
Q4 2025	$152.5	$57.0	$53.4	$28.7	$291.6	$74.7	$161.6	$(21.0)	$506.9
Change	$(6.0)	$12.7	$3.7	$1.6	$12.0	$5.9	$4.4	$(1.1)	$21.2
% Change	(4)%	29%	7%	6%	4%	9%	3%		4%

Foreign currency translation, net*	$0.1	$2.6	$2.5	$(0.1)	$5.1	$0.1	$—		$5.2
% Change	—%	6%	5%	—%	2%	—%	—%		1%

Acquisitions	$0.7	$11.7	$—	$2.5	$14.9	$—	$—		$14.9
% Change	—%	26%	—%	9%	5%	—%	—%		3%

Volume/Price	$(6.8)	$(1.6)	$1.2	$(0.8)	$(8.0)	$5.8	$4.4	$(1.1)	$1.1
% Change	(4)%	(4)%	2%	(3)%	(3)%	8%	3%	6%	—%

	Net Sales For the Full Year
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Energy	Distribution	Other/Elims	Consolidated
FY 2024	$708.5	$170.9	$211.4	$93.2	$1,184.0	$273.7	$685.5	$(121.9)	$2,021.3
FY 2025	$732.7	$204.7	$218.1	$100.9	$1,256.4	$299.0	$700.7	$(124.8)	$2,131.3
Change	$24.2	$33.8	$6.7	$7.7	$72.4	$25.3	$15.2	$(2.9)	$110.0
% Change	3%	20%	3%	8%	6%	9%	2%		5%

Foreign currency translation, net*	$(1.5)	$(2.4)	$3.2	$(1.8)	$(2.5)	$—	$—		$(2.5)
% Change	—%	(1)%	2%	(2)%	—%	—%	—%		—%

Acquisitions	$4.2	$38.6	$—	$9.3	$52.1	$—	$—		$52.1
% Change	1%	23%	—%	10%	4%	—%	—%		3%

Volume/Price	$21.5	$(2.4)	$3.5	$0.2	$22.8	$25.3	$15.2	$(2.9)	$60.4
% Change	3%	(1)%	2%	—%	2%	9%	2%	2%	3%
*The Company has presented local currency price increases used to offset currency devaluation in the highly inflationary economies of Argentina and Turkey within the foreign currency translation, net row above.

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Fourth Quarter 2025
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$41.8	$22.6	$5.3	$(18.1)	$51.6
% Operating Income To Net Sales	14.3%	30.3%	3.3%		10.2%

Operating Income and Margins
(in millions)	For the Fourth Quarter 2024
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$35.6	$24.7	$0.5	$(17.8)	$43.0
% Operating Income To Net Sales	12.7%	35.9%	0.3%		8.9%

Operating Income and Margins
(in millions)	For the Full Year of 2025
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$207.2	$99.1	$39.8	$(77.2)	$268.9
% Operating Income To Net Sales	16.5%	33.1%	5.7%		12.6%

Operating Income and Margins
(in millions)	For the Full Year of 2024
	Water	Energy	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$197.9	$93.6	$24.3	$(72.2)	$243.6
% Operating Income To Net Sales	16.7%	34.2%	3.5%		12.1%

	For the Fourth Quarter			For the Full Year of
	2025	2024	Change	2025	2024	Change
Diluted Earnings per Share "EPS" (as reported - US GAAP)	$0.87	$0.72	21%	$3.22	$3.86	(17)%
Pension Settlement	$(0.01)	$—		$0.91	$—
Restructuring	$0.01	$0.06		$0.01	$0.06
Adjusted Diluted EPS (non-GAAP)	$0.87	$0.78	12%	$4.14	$3.92	6%